UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 5, 2011 (October 3, 2011)

THE BRINK’S COMPANY

(Exact name of registrant as specified in its charter)

Virginia	001-09148	54-1317776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court

P. O. Box 18100

Richmond, VA 23226-8100

(Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (804) 289-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 3, 2011, The Brink’s Company (the “Company”) and certain of its domestic subsidiary guarantors (the “Guarantors”), entered into a $30 million amended and restated credit agreement (the “Agreement”) with The Royal Bank of Scotland N.V. (the “Bank”) and RBS Securities Inc. (the “Arranger”). The Agreement provides for revolving credit loans to the Company and to certain of its subsidiaries denominated in U.S. Dollars or in any other Approved Currency (as defined in the Agreement) at interest rates equal to the LIBOR Rate or the Base Rate (each as defined in the Agreement) plus a margin that varies depending upon the ratings assigned from time to time by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“S&P”) to the Company’s senior, unsecured long-term non-credit-enhanced debt for borrowed money. The Agreement also provides for the issuance of letters of credit for the account of the Company and certain of its subsidiaries. Additionally, the Agreement provides that certain outstanding letters of credit, in an aggregate principal amount of approximately $6.2 million, issued pursuant to the Credit Agreement, dated July 13, 2005, as amended, among the Company, the Guarantors and ABN AMRO Bank N.V. (now known as The Royal Bank of Scotland N.V.), will be deemed to become outstanding letters of credit under the Agreement (and which existing Credit Agreement will be amended and restated and superseded by the Agreement). Loans and letters of credit issued under the new facility will be used for general corporate purposes of the Company and certain of its subsidiaries. The Company and the Guarantors guarantee payment of all obligations under the Agreement.

Under the Agreement, the Company will pay (1) the Bank a facility fee and a letter of credit fee, in each case based on the ratings assigned from time to time by Moody’s and S&P to the Company’s senior, unsecured long-term non-credit-enhanced debt for borrowed money and (2) the Arranger an arrangement fee. Standard negotiation and other fees will also be payable.

The Agreement contains representations, warranties, terms and conditions customary for transactions of this type. These include covenants limiting the Company’s and its subsidiaries’ ability to (1) incur liens on its assets, (2) dispose of any Restricted Subsidiary (as defined in the Agreement), whether through a sale of the capital stock, dissolution, merger or sale of all or substantially all of the assets of such Restricted Subsidiary, (3) enter into certain transactions with affiliates, (4) make certain acquisitions, (5) enter into sale and leaseback transactions, (6) purchase or carry margin stock, or use proceeds or enter into transactions that violate Regulation T, U or X of the Board (as defined in the Agreement), (7) enter into or permit Hedging Agreements (as defined in the Agreement) and (8) make certain investments.

The Agreement also contains financial covenants that require the Company not to permit (i) its Leverage Ratio (as defined in the Agreement) as of the end of each fiscal quarter to exceed 60% or (ii) its Interest Coverage Ratio (as defined in the Agreement) as of the end of each fiscal quarter to be less than 3.00 to 1.00. Additionally, the Agreement contains a covenant prohibiting the Company from incurring Consolidated Debt (as defined in the Agreement) in an aggregate amount exceeding $950 million at any time outstanding.

The Agreement contains certain events of default, including (1) failure to pay when due any amount payable under the Agreement, (2) material incorrectness of representations and warranties when made, (3) breach of covenants, (4) failure to pay principal or interest on any other debt that equals or exceeds $25 million when due, (5) default on any other debt that equals or exceeds $25 million that causes an acceleration of such debt, (6) default on any payment obligation to the Bank or any of its affiliates by any Restricted Subsidiary of the Company in an aggregate amount of at least $10 million, (7) bankruptcy and insolvency events and (8) entry by a court of one or more judgments against the Company or any of its Restricted Subsidiaries in an aggregate amount in excess of $25 million that remain unbonded, undischarged or unstayed for a certain number of days after the entry thereof.

If any event of default occurs and is not cured within applicable grace periods set forth in the Agreement or waived, (1) all amounts payable under the Agreement could become due and payable immediately, (2) the Bank could require the Company to pay, as security for letters of credit then outstanding, the maximum amount then available under all such letters of credit and (3) the facility could be terminated.

The Bank’s commitment under the Agreement terminates on the earliest of the following: (1) October 3, 2014, (2) at the option of the Bank, the occurrence and continuation of any Event of Default (as defined in the Agreement) under the Agreement and (3) the date of termination specified by the Company.

The Company and its affiliates regularly engage the Bank and its affiliates to provide other banking services. All of these engagements are negotiated at arm’s length.

This description of the Agreement is not complete and is qualified in its entirety by reference to the entire Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Credit Agreement, dated as of October 3, 2011, among The Brink’s Company, Pittston Services Group Inc., Brink’s Holding Company, Brink’s, Incorporated, The Royal Bank of Scotland N.V. and RBS Securities Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BRINK’S COMPANY
(Registrant)

Date: October 5, 2011	By:	/s/ McAlister C. Marshall, II
McAlister C. Marshall, II Vice President

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Amended and Restated Credit Agreement, dated as of October 3, 2011, among The Brink’s Company, Pittston Services Group Inc., Brink’s Holding Company, Brink’s, Incorporated, The Royal Bank of Scotland N.V. and RBS Securities Inc.

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